Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Benchmark Electronics, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333‑101744, No. 333‑156202, No. 333‑168427, No. 333‑198404, and No. 333‑231524) on Form S‑8 of Benchmark Electronics, Inc. of our report dated March 1, 2021, with respect to the consolidated balance sheets of Benchmark Electronics, Inc. and subsidiaries as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three‑year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2020, which report appears in the December 31, 2020 annual report on Form 10‑K of Benchmark Electronics, Inc.

As discussed in Notes 1 and 7 to the consolidated financial statements, the Company has changed its method of accounting for leases as of January 1, 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.

(Signed) KPMG LLP

Phoenix, Arizona
March 1, 2021